EXHIBIT 99.1

OptimumBank Holdings Announces Second Quarter and Six-Month Loss

FORT LAUDERDALE, Fla., July 17, 2009 (GLOBE NEWSWIRE) -- OptimumBank Holdings, Inc. (Nasdaq:OPHC), holding company for OptimumBank, reported a net loss of $677,769 or $.22 per basic share for the six-month period ended June 30, 2009 compared to net income of $817,825 or $.26 per basic share for the same period last year. Chairman of the Board, Albert Finch, said, "The net loss for the six-month period was caused by an after tax loss of $1.0 million from the sale of one non-performing loan on a high-end residential property located in Naples, Florida. He also noted, "We are disappointed in our results, but in this difficult economy, we must take a pro-active approach to selling non-performing loans."

The Company's net loss for the second quarter ended June 30, 2009 was $736,061 or $.24 per basic share compared to net income of $388,797 or $.12 per basic share for the prior year quarter ended June 30, 2008. Excluding the loss on the Naples loan, operating results for both the quarterly and six-month periods ended June 30, 2009 would have been positive. Mr. Finch also noted, "We will continue to increase loan loss reserves due to the continued weakness in the national and local real estate markets."

The Company's assets as of June 30, 2009 increased to $284.0 million compared to $251.9 million at June 30, 2008. The Company's net loan portfolio decreased to $159.2 million at June 30, 2009 from $161.5 million at June 30, 2008. The Company's securities portfolio increased to $94.7 million at June 30, 2009 compared to $78.4 million at June 30, 2008. President, Richard Browdy, said, "We have had a long history of positive results, but economic times remain difficult and we are not immune to realizing losses in this environment. However, our strong capital base will help us get through this difficult time." The Company's approximate capital ratios at June 30, 2009 were as follows: Tier 1 Leverage ratio of 9.76%, Tier 1 Risk-Based ratio of 14.5%, and Total Risk-Based Capital ratio of 15.31%, well in excess of the required ratios of 5%, 6% and 10%, respectively, to be categorized as a "well-capitalized" institution under the regulatory guidelines.

Through its executive offices and three bank branches in Broward County, Florida, the Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties. The Bank also offers internet banking services through its "OptiNet" internet banking website, located at www.optimumbank.com.

The OptimumBank Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3232

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

CONTACT:  OptimumBank Holdings, Inc.
          Richard L. Browdy, President
          Albert J. Finch, Chairman of the Board
          (954) 776-2332